Morgan Stanley Tax-Free Daily Income Trust
Sub-Item 77Q3

This exhibit provides the Advisory Fee
Structure change that incurred during the year ended December 31, 2017.

For the period January 1, 2017 - October 1,
2017, the Advisory Fee was as follows:

First $500  Next $250  Next $250  Next $500
Million     Million    Million    Million

0.450%      0.375%     0.325%     0.300%


Next $500  Next $500  Next $500  Next $12  Over $15
Million    Million    Million    Billion   Billion
0.275%     0.250%     0.225%     0.200%    0.199%


Effective October 2, 2017, the advisory fee rate was reduced to 0.15% of the Fund's average daily net assets.